Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned individuals, in his or her capacity as a director of WPX Energy, Inc., a Delaware corporation (“WPX Energy”), does hereby constitute and appoint each of James J. Bender and Stephen E. Brilz as his or her true and lawful attorney-in-fact, with full power and authority to sign WPX Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and any and all amendments thereto or any and all instruments necessary or incidental in connection therewith. Each said attorney-in-fact shall have full power of substitution, and each said attorney-in-fact shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in or about the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorney-in-fact.

This power of attorney has been duly executed below by the following persons as of the 21st day of February, 2013.

/s/ Kimberly S. Bowers	/s/ John A. Carrig
Kimberly S. Bowers	John A. Carrig

/s/ William R. Granberry	/s/ Don J. Gunther
William R. Granberry	Don J. Gunther

/s/ Robert K. Herdman	/s/ Kelt Kindick
Robert K. Herdman	Kelt Kindick

/s/ Henry E. Lentz	/s/ George A. Lorch
Henry E. Lentz	George A. Lorch

/s/ William G. Lowrie	/s/ David F. Work
William G. Lowrie	David F. Work